5
1
<SROS>NASD
<REPORTING-OWNER>
  0001217917
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  At Road, Inc.
  0001109537
  <IRS-NUMBER>94-3209170
</SUBJECT-COMPANY>
<PERIOD>12/31/02
5
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Chellam, Kris
   47200 Bayside Parkway


   Fremont, CA   94538
2. Issuer Name and Ticker or Trading Symbol
   At Road, Inc. (ARDI)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     90,000         I  Trust I
Common Stock                                                                                     37,500         D  Direct

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (right to buy)    $0.066667       05/25/99       A         45,000                            (1)          05/24/09
Stock Option (right to buy)    $1.970000       05/25/01       A         10,000                            (2)          05/24/11
Stock Option (right to buy)    $7.000000       05/23/02       A         10,000                            (2)          05/22/12

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
------------------------------------------------------------------------------------------------------------------------------------

Stock Option (right to buy)    05/25/99  Common Stock                   45,000                    45,000        D   Direct
Stock Option (right to buy)    05/25/01  Common Stock                   10,000                    10,000        D   Direct
Stock Option (right to buy)    05/23/02  Common Stock                   10,000                    10,000        D   Direct

Explanation of Responses:

(1)
50% shares shall vest on 1st anniversary of Grant Date and 50% of shares shall vest on 2nd anniversary of Grant Date.
(2)
The option becomes exercisable in twelve equal monthly installments beginning on the first of each month after the grant date specif ied in Column 3.

SIGNATURE OF REPORTING PERSON
/S/ Chellam, Kris
DATE 02/11/03